Exhibit 99.1

Sensus Healthcare Reports Third Quarter 2024 Financial Results With Revenues More than Doubling Versus 2023 Third Quarter

●	Revenues of $8.8 million compare with $3.9 million in the prior-year quarter, adjusted EBITDA (a non-GAAP measure) of $1.6 million compares with negative $1.7 million a year ago

●	Signed a Fair Deal Agreement with Platinum Dermatology, a leading dermatology network with 130 clinics across the U.S.

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (November 14, 2024) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological skin conditions, announces financial results for the three and nine months ended September 30, 2024.

Highlights from the third quarter of 2024 and recent weeks include the following:

●	Revenues increased 127% over the comparable 2023 quarter to $8.8 million, reflecting higher superficial radiotherapy (SRT and IG-SRT) unit sales

●	Shipped 27 systems including one SRT-100 unit to an international customer, compared with 11 systems shipped in the 2023 quarter

●	Entered into Fair Deal Agreements for seven SRT-100 Vision (IG-SRT) units, bringing the total to 22 units since the program’s introduction in March

●	Net income was $1.2 million, or $0.07 per diluted share, compared with a net loss of $1.5 million, or $0.09 per share, for the 2023 quarter

●	Exited the quarter with $22.6 million in cash and cash equivalents, and no debt

●	Sold an SRT system to the radiation oncology department of Providence Swedish Hospital in Seattle

●	Attended the American Society for Radiation Oncology (ASTRO) 66th annual meeting, where non-melanoma skin cancer treatment continues to show increased interest

●	Signed a Fair Deal Agreement with Platinum Dermatology Partners, a network of more than 130 dermatology clinics across the U.S.

Management Commentary

“Continued growth in revenues and earnings reflects our success in engaging customers with both existing and new sales options. Our revenues more than doubled year-over-year for the second consecutive quarter, and we maintained profitability despite the summer seasonality of our business,” said Joe Sardano, chairman and chief executive officer of Sensus Healthcare. “Our revenue-sharing Fair Deal Agreement, which allows customers to deploy capital elsewhere in their businesses, continues to attract significant attention. Since our launch at the American Academy of Dermatology meeting in March, we signed 22 agreements as of September 30th. In addition, the signing of an agreement with Platinum Dermatology Partners, a rapidly-growing network of 130 dermatology clinics, is a major step forward. We believe this is the first of many such groups to consider the Fair Deal Agreement.”

Commenting on the agreement, Anthony Petelin, M.D., president of Platinum Dermatology Partners, said, “I’m incredibly excited for Platinum Dermatology Partners to enter into this expanded services agreement with Sensus Healthcare, with support from Sensus’ outstanding team. This agreement enables us to broaden access to SRT for our patients, reinforcing the exceptional, highest-quality dermatologic care that is our hallmark. Over the years, SRT has proven itself to be an integral part of a comprehensive treatment plan, primarily for those diagnosed with non-melanoma skin cancer.”

Mr. Sardano added, “With the Platinum Fair Deal Agreement, we have exceeded our goal of having up to 50 Fair Deal Agreements signed by the end of 2024, and we expect to be generating recurring revenue from these SRT-100 Vision (IG-SRT) systems in 2025. Given the growing utilization of SRT to treat non-melanoma skin cancer and keloid scars, and the interest we have generated to date, we expect this model to contribute to our growth for years to come. This model would not be possible without Sentinel IT, our proprietary HIPAA-compliant software with clinical billing and asset management utility that also allows us to track utilization in real time. We believe this intellectual property is a very valuable asset to Sensus.”

Mr. Sardano concluded, “The market for non-melanoma skin cancer treatments is enormous, with an estimated one in five Americans developing skin cancer during their lifetime, representing some 70 million people. Globally, more than 1.2 million people develop non-melanoma skin cancer annually. Clearly SRT is becoming the ‘people’s choice’ on how they wish to be treated.”

Third Quarter Financial Results

Revenues for the third quarter of 2024 were $8.8 million, compared with $3.9 million for the third quarter of 2023, an increase of $4.9 million, or 127%. The increase was primarily driven by a higher number of SRT systems sold to a large customer.

Cost of sales was $3.6 million for the third quarter of 2024, compared with $1.9 million for the prior-year quarter. The increase was primarily related to a higher number of units sold in the 2024 quarter.

Gross profit was $5.2 million for the third quarter of 2024, or 59.3% of revenues, compared with $2.0 million, or 51.0% of revenues, for the third quarter of 2023. The increase was primarily driven by the higher number of units sold in the 2024 quarter.

Selling and marketing expense was $1.3 million for the third quarter of 2024, unchanged from the third quarter of 2023.

General and administrative expense was $1.6 million for the third quarter of 2024, compared with $1.5 million for the third quarter of 2023. The increase was primarily due to higher compensation and bad debt expense, which were offset by a reduction in bank fees.

Research and development expense was $0.9 million for the third quarter of 2024, compared with $1.1 million for the third quarter of 2023. The decrease was primarily due to expenses, mostly incurred in the 2023 quarter, related to a project to develop a drug delivery system for aesthetic use.

Other income of $0.3 million for the third quarter of 2024 was mostly related to interest income, and was unchanged from the prior-year quarter.

Net income for the third quarter of 2024 was $1.2 million, or $0.07 per diluted share, compared with a net loss of $1.5 million, or $0.09 per share, for the third quarter of 2023.

Adjusted EBITDA for the third quarter of 2024 was $1.6 million, compared with negative $1.7 million for the third quarter of 2023. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reasons these non-GAAP financial measures are provided.

Cash and cash equivalents were $22.6 million as of September 30, 2024, compared with $23.1 million as of December 31, 2023. The Company had no outstanding borrowings under its revolving line of credit. Accounts receivable were $17.0 million as of September 30, 2024, compared with $10.6 million as of December 31, 2023, with the increase reflecting the increase in sales and concentration of sales to a large customer that is subject to extended payment terms.

Nine Month Financial Results

Revenues for the nine months ended September 30, 2024 were $28.7 million, compared with $11.8 million for the nine months ended September 30, 2023, an increase of $16.9 million, or 143%. The increase was primarily driven by a higher number of units sold to a large customer.

Cost of sales was $11.4 million for the nine months ended September 30, 2024, compared with $5.6 million for the nine months ended September 30, 2023. The increase was primarily related to higher sales in the 2024 period.

Gross profit was $17.3 million, or 60.3% of revenues, for the nine months ended September 30, 2024, compared with $6.2 million, or 52.6% of revenues, for the nine months ended September 30, 2023. The increase was primarily driven by a higher number of units sold in the 2024 period.

Selling and marketing expense was $3.6 million for the nine months ended September 30, 2024, compared with $5.0 million for the nine months ended September 30, 2023. The decrease was primarily attributable to a decline in marketing agency expense, travel expense and lower headcount.

General and administrative expense was $4.7 million for the nine months ended September 30, 2024, compared with $4.2 million for the nine months ended September 30, 2023. The increase was primarily due to higher compensation and bad debt expense, which were offset by a reduction in bank fees and insurance expense.

Research and development expense was $2.7 million for the nine months ended September 30, 2024, compared with $3.0 million for the nine months ended September 30, 2023. The decrease was primarily due to a project to develop a drug delivery system for aesthetic use.

Other income of $0.7 million and $0.8 million for the nine months ended September 30, 2024 and 2023, respectively, relates primarily to interest income.

Net income for the nine months ended September 30, 2024 was $5.1 million, or $0.31 per diluted share, compared with a net loss of $3.7 million, or $0.23 per share, for the nine months ended September 30, 2023.

Adjusted EBITDA for the nine months ended September 30, was $6.7 million, compared with negative $5.4 million for the nine months ended September 30, 2023.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2024	2023	2024	2023
Net income (loss), as reported	$1,215	$(1,451)	$5,101	$(3,725)
Add:
Depreciation and amortization	53	60	154	216
Stock compensation expense	45	67	201	276
Income tax expense (benefit)	559	(125)	1,965	(1,428)
Interest income, net	(279)	(277)	(702)	(764)
Adjusted EBITDA, non GAAP	$1,593	$(1,726)	$6,719	$(5,425)

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss these financial results, provide a business update and answer questions.

Participants are encouraged to pre-register for the conference call here to receive a unique dial-in number that will permit them to bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Alternatively, participants can access the conference call by dialing 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed here or in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available until December 14, 2024 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International), using replay code 3932512. An archived webcast of the call will also be available in the Investors section of the Company’s website.

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ’‘forward-looking statements.’’ In some cases, these statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release, as a result of the following factors, among others: our ability to maintain profitability; our ability to sell the number of SRT units we anticipate for the balance of 2024; the possibility that inflationary pressures continue to impact our sales; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; the performance of the Company’s information technology systems and its ability to maintain data security; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

To date, we do not expect that the Middle East conflict, the Russian invasion of Ukraine and global geopolitical uncertainties have had any particular impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our “Introductory Note Regarding Forward-Looking Information” and the factors described in the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:
Alliance Advisors IR

Kim Sutton Golodetz

212-838-3777

kgolodetz@allianceadvisors.com

(Tables to follow)

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands, except share and per share data)	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$8,839	$3,898	$28,741	$11,838
Cost of sales	3,599	1,909	11,416	5,609
Gross profit	5,240	1,989	17,325	6,229
Operating expenses:
Selling and marketing	1,309	1,290	3,575	4,983
General and administrative	1,573	1,511	4,731	4,204
Research and development	863	1,083	2,655	3,001
Total operating expenses	3,745	3,884	10,961	12,188
Income (loss) from operations	1,495	(1,895)	6,364	(5,959)
Other income:
Gain on sale of assets	-	42	-	42
Interest income, net	279	277	702	764
Other income, net	279	319	702	806
Income (loss) before income tax	1,774	(1,576)	7,066	(5,153)
Provision for (benefit from) income tax	559	(125)	1,965	(1,428)
Net Income (loss)	$1,215	$(1,451)	$5,101	$(3,725)
Net income (loss) per share – basic	$0.07	$(0.09)	$0.31	$(0.23)
– diluted	$0.07	$(0.09)	$0.31	$(0.23)
Weighted average number of shares used in computing net income (loss) per share – basic	16,321,131	16,270,403	16,304,913	16,255,263
– diluted	16,345,749	16,270,403	16,332,485	16,255,263

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of December 31,
(in thousands, except shares and per share data)	2024	2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$22,558	$23,148
Accounts receivable, net	16,961	10,645
Inventories	11,968	11,861
Prepaid inventory	1,723	2,986
Other current assets	1,596	888
Total current assets	54,806	49,528
Property and equipment, net	1,635	464
Deferred tax asset	2,197	2,140
Operating lease right-of-use assets, net	630	774
Other noncurrent assets	590	804
Total assets	$59,858	$53,710
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$3,973	$2,793
Product warranties	351	538
Operating lease liabilities, current portion	200	187
Income tax payable	-	37
Deferred revenue, current portion	686	657
Total current Liabilities	5,210	4,212
Operating lease liabilities, net of current portion	451	596
Deferred revenue, net of current portion	66	60
Total liabilities	5,727	4,868
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	-	-
Common stock, $0.01 par value – 50,000,000 authorized; 16,930,845 issued and 16,390,051 outstanding at September 30, 2024; 16,907,095 issued and 16,374,171 outstanding at December 31, 2023	169	169
Additional paid-in capital	45,640	45,405
Treasury stock, 540,794 and 532,924 shares at cost, at September 30, 2024 and December 31, 2023, respectively	(3,566)	(3,519)
Retained earnings	11,888	6,787
Total stockholders’ equity	54,131	48,842
Total liabilities and stockholders’ equity	$59,858	$53,710